Exhibit 99.2

TheZenith

PRESS RELEASE

BUSINESS AND FINANCIAL EDITORS	STANLEY R. ZAX

FOR IMMEDIATE RELEASE

Chairman & President

ZENITH DECLARES QUARTERLY DIVIDEND

WOODLAND HILLS, CALIFORNIA, May 24, 2006  . . . . . . . . . . . . . . . Zenith National Insurance Corp. (NYSE: ZNT) today declared a regular quarterly cash dividend of $0.28 per share on its outstanding shares. The dividend is payable August 11, 2006 to stockholders of record at the close of business on July 28, 2006.